Exhibit 99.6

February 15, 2011

Roger Plemens

President

Macon Bancorp

One Center Court

Franklin, NC 28734

Dear Mr. Plemens:

Whereas, Macon Bancorp (the “Company”) desires to terminate its current engagement with The Carson Medlin Company and engage Monroe Securities, Inc. on identical terms.

The Company hereby terminates the engagement letter dated October 13, 2010 between The Carson Medlin Company and our Company attached hereto (the “Carson Medlin Engagement Letter”).

As of the date of this agreement, the Company agrees to engage Monroe Securities, Inc. on identical terms as the Carson Medlin Engagement Letter using the date of this letter as the starting date of the engagement.

Agreed and accepted as of the date hereof:

MONROE SECURITIES, INC.

By:
Jeffrey E. Adams, Managing Director

MACON BANCORP

By:
Roger Plemens, President

October 13,2010

Roger Plemens

President and CEO

Macon Bancorp

One Center Court

Franklin, NC 28734

Dear Mr. Plemens:

This letter will confirm our understanding (the “Agreement”) that The Carson Medlin Company (“CMC”) is engaged hereunder as financial advisor to Macon Bancorp (the “Bank”) to assist the Bank in assessing its long term corporate strategy, evaluating potential alternatives to enhance the Bank’s long term strategic value, and updating the Bank’s strategic plan (collectively, the “Strategic Evaluation”).

Specifically, in connection with the Strategic Evaluation, CMC will provide the Bank with certain analyses, including but not necessarily limited to:

(1)	Evaluation and analysis of the Bank’s historical financial performance as of September 30,2010;

(2)	assessment of the Bank’s future prospects for financial performance, as represented by management’s budgets for the year ending December 31, 2010 and December 31, 2011, as well as financial forecasts contained within the Bank’s strategic plan;

(3)	assessment of the current market conditions affecting the financial performance and potential franchise value of the Bank specifically and community banks generally and possible trends in those factors over the next five years;

(4)	review of current market conditions for bank mergers and an estimate of the Bank’s potential value in the current bank merger market;

(5)	review of current conditions for the capital markets for banking institutions, including mutual-to-stock conversions of thrift institutions, as well as the recent phenomena of the “super-capitalization” of certain institutions in preparation to make a series of acquisitions, of either open banks or closed banks in regulatory-assisted transactions (a so-called “Roll-Up Acquisition Strategy”); and

Tampa, FL	Raleigh, NC	Atlanta, GA

carsonmedlin.com

Roger Plemens

Macon Bancorp

October 13, 2010

(6)	comparison of the financial present values of certain strategic alternatives available to the Bank, including, but not necessarily limited to (a) remaining an independent bank with limited organic growth funded by internally generated capital, (b) remaining an independent bank with more aggressive organic growth funded by earnings, (c) remaining an independent bank with more aggressive organic growth funded by the issuance of common shares (a “Conversion”), (d) a Conversion accompanied by merging with one or more similar sized community banks (“Merger of Equals”), (e) a Conversion accompanied by merging with a larger financial institution (a “Sale”) in the near term, and (f) a Conversion accompanied by a Sale in the future.

The Strategic Evaluation will serve as the basis of the Bank’s revised strategic plan and will include a detailed capital plan that can be used (a) in discussions with the Bank’s regulatory authorities, (b) in discussions with potential investors and merger partners, and (c) for strategic decision-making by the Bank’s board of directors and management. CMC will be reasonably available during the term of this Agreement to meet with the management and board of the Bank to review its findings contained in the Strategic Evaluation and then subsequently during the term of this Agreement to evaluate changes in market conditions.

CMC’s fee for its services in connection with the Strategic Evaluation services described above will be $20,000, payable in four quarterly payments of $5,000 each, beginning with the Bank’s execution of this Agreement.

In addition, should the Bank, during the term of this Agreement, determine to effect a Conversion, a Merger of Equals or a Sale (collectively “Corporate Transactions”), CMC will act as the Bank’s financial advisor in connection with such Corporate Transactions and will enter into separate agreements with the Bank that include investment banking fees that are reasonably typical and customary for such transactions, as negotiated by the parties hereto in good faith. The Corporate Transaction-related investment banking fees will be reduced by any Strategic Evaluation-related fees previously received by CMC pursuant to the previous paragraph.

In addition to the fees set forth herein, the Bank will reimburse CMC for all reasonable actual out-of-pocket expenses incurred by CMC in rendering the services described in this letter (such as travel, telephone, copies, courier, etc) including, without limitation, reasonable attorneys’ fees and charges.

CMC’s retention and authorization to represent the Bank shall remain in effect for a period of one year from the Bank’s execution of this letter.

Should it be necessary for CMC to appear before any administrative, judicial, governmental or regulatory authority in connection with performing the services contemplated herein, the Bank

Roger Plemens

Macon Bancorp

October 13, 2010

will provide additional compensation at CMC’s standard hourly rates for such services plus all reasonable out-of-pocket expenses, including, without limitation, reasonable attorneys’ fees and charges.

The Bank acknowledges and agrees that in performing the services contemplated herein, CMC is entitled to rely solely on publicly available information and other data, material and information furnished to CMC by, or on behalf of, the Bank, and its agents, counsel, employees and representatives, and the Bank represents, warrants and covenants that such reliance is justified and that CMC will not be responsible for verifying the accuracy or completeness of such information, CMC does not assume any responsibility for the accuracy and completeness of said information or any conclusions drawn from any such information which is incomplete or inaccurate. The Bank hereby represents, warrants and covenants that all information provided to CMC will not contain any untrue statement of any material fact nor omit to state any material fact necessary to preclude said information from being false or misleading. The Bank further represents, warrants and covenants that it will furnish CMC complete copies of all relevant documents and such other data, material and information as CMC may reasonably request.

The Bank consents to, and authorizes and directs, CMC to use information obtained from the Bank in the course of this and any other engagements in connection with any other engagement for or on behalf of the Bank or its controlling persons or affiliates.

The obligations of CMC hereof are solely obligations of CMC and no officer, employee, agent, representative, affiliate or controlling person of CMC shall be subject to any personal liability whatsoever to any person in connection with this Agreement or the services to be performed hereunder.

The Bank expressly agrees to indemnify and hold harmless CMC and its principals, officers and employees from any losses, claims, damages or liabilities as well as any costs or expense incident to the investigation, preparation and defense thereof (including, but not limited to, reasonable attorney’s fees incurred) as may result from CMC and its principals, officers and employees becoming involved in any capacity in any action, suit, proceeding, investigation or inquiry arising either directly or indirectly from the services to be performed by CMC hereunder. The indemnification obligations hereunder shall not apply to any loss, claim, damage, liability or expense that is finally determined, by any judicial authority having competent jurisdiction, on the merits to have been caused primarily by the gross negligence, bad faith, willful misfeasance, or reckless disregard of its obligations or duties on the part of CMC and its principals, officers and employees.

Roger Plemens

Macon Bancorp

October 13, 2010

The reimbursement, indemnity and contribution obligations of the Bank set forth herein shall apply to any modification of this Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any indemnified person’s services hereunder.

The Bank understands and agrees that CMC’s services hereunder are advisory only and that all decisions made by the Bank in connection with the services rendered by CMC hereunder are to be made consistent with the Bank’s own judgment.

This Agreement, from the time of its execution, will be maintained continuously as an official record of the Bank. The Bank is not subject to any agreements with any regulatory agencies which in any way purport to restrict the activities of, be binding upon or otherwise impose any liability upon any “institution affiliated party” as such term is defined in the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), Section 901. This Agreement is not intended to, and shall not confer any rights upon any shareholder, depositor, creditor or securities holder of the Bank, whether as third party beneficiaries or otherwise against any party hereto or their respective directors, officers, agents, employees, representatives, affiliates or controlling persons.

This Agreement constitutes our complete understanding and agreement and may not be amended or modified except in writing. This Agreement shall be governed by and construed in accordance with the laws of the state of North Carolina.

Roger Plemens

Macon Bancorp

October 13, 2010

If you are in agreement with the terms as outlined above, please execute and return one copy of this letter to us, whereupon this letter shall constitute a binding agreement among us as of the date first above written.

Sincerely,

THE CARSON MEDLIN BANK

By:
W. Gray Medlin
Chairman

Understood, agreed and accepted by the undersigned thereunto duly authorized:

MACON BANCORP

By:

Its:

Date:	10 - 29 - 10